UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2005

SEGMENTZ, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-49606	03-0450326
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

18302 Highwoods Preserve Parkway, Suite 100, Tampa, FL 33647

(Address of principal executive offices – zip code)

(813) 989-2232

(Registrant’s telephone number, including area code)

Not applicable

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications

ITEM 5.02 ELECTION OF DIRECTOR OR PRINCIPAL OFFICER

On January 11, 2005 Segmentz, Inc.’s announced the election of Calvin (Pete) R. Whitehead to the Board of Directors.

Mr. Whitehead is a retired former president of Atlantic Automotive Components, a joint venture of Ford/Visteon and Venture Industries, in Benton Harbor Michigan. While serving as president from 1995 to 2003, Mr. Whitehead oversaw revenue growth from $18 million to over $90 million.

Allan Marshall, Chief Executive Officer of Segmentz, Inc., commented, “The appointment of former automotive industry executive Pete Whitehead to our board greatly augments our corporate leadership. Pete brings a history of success and long-standing relationships within the automotive industry, as well as his connections in the Midwestern region, which will serve us well as we further expand our reach in these important markets. I am excited to add such a qualified and energetic leader to our board of directors.”

Mr. Whitehead commented, “Expedited delivery and Line-haul shipping are becoming increasingly critical to a functional supply chain, and Segmentz has the right people, the right geographic footprint and the right business plan to become a leader in this emerging industry. I look forward to working with the Segmentz organization and its management team, and believe I can contribute expertise based on industry knowledge and established relationships which will prove beneficial to the organization, its employees, and its shareholders.”

Exhibits

99.1    Press release dated January 11, 2005.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEGMENTZ, INC.

By:	/s/ Andrew J. Norstrud
Name:	Andrew J. Norstrud
Title:	Chief Financial Officer

Date: January 12, 2004